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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 25, 2009

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 6, 2009 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2008 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. We also encourage you read the section titled “How may I elect to receive future shareholder materials electronically rather than by mail” included in this year’s proxy statement. This section provides information on how to receive future shareholder materials, including proxy materials and annual reports, electronically either through e-mail or by accessing the internet rather than by mail. These online services not only allow you to access these materials more quickly than ever before, but help us reduce printing and postage costs and be more environmentally friendly while decreasing the amount of paper delivered to your home.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 6.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2009

To Our Shareholders:

The 2009 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 6, 2009, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of two Trustees to serve until our 2012 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	The proposal to amend our Declaration of Trust to eliminate our classified Board.

4.	The proposal to ratify an amendment to our Shareholder Rights Plan to extend the term for three years and to add a qualified offer provision.

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 19, 2009 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2009

The 2009 Proxy Statement and 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2008, are available at www.federalrealty.com

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 20, 2009

The Board of Trustees (the “Board” or “Board of Trustees”) of Federal Realty Investment Trust (the “Trust”) is soliciting your proxy to vote on matters that will be presented at our 2009 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at 10:00 a.m., Wednesday, May 6, 2009, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland. This proxy statement, the accompanying proxy card and our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2008, are being mailed on or about March 25, 2009 to our “registered” shareholders. These materials will assist you in voting your shares by providing information on matters that will be presented at the Annual Meeting. As permitted by the Securities and Exchange Commission (“SEC”), we are providing online access to this proxy statement and related proxy materials to our shareholders who hold their Shares in “street name.” A “Notice of Internet Availability of Proxy Materials” (“Notice”) was mailed to our shareholders who hold their Shares in “street name” on or about March 25, 2009. The Notice describes how to access our proxy materials online and how to request a printed copy of our proxy materials.

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

You are receiving these materials because you owned our common shares of beneficial interest (“Shares”) as a “registered” shareholder or you held Shares in “street name” at the close of business on the record date for the Annual Meeting.

What is the difference between a “registered” shareholder and holding Shares in “street name?”

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “registered” shareholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in “street name.”

What is the record date for the Annual Meeting?

The Board established March 19, 2009 as the record date for the Annual Meeting. Holders who owned our Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any postponements or adjournments of the meeting. We had             Shares outstanding on March 19, 2009.

What is a quorum?

A quorum is required for our shareholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving Dawn M. Becker and Andrew P. Blocher the authority to vote your Shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How do I vote my Shares?

If you are a “registered” shareholder, you may vote your Shares in person at the Annual Meeting or you may vote:

•	by mailing the enclosed proxy card in the envelope provided;

•	over the telephone (1-800-PROXIES or 1-800-776-9437); or

•	electronically through the Internet at www.voteproxy.com.

Please refer to the specific instructions on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. Telephone and internet services for “registered” shareholders will be available 24 hours a day and will close at 11:59 p.m. (EST) on May 5, 2009.

If you hold your Shares in “street name” and wish to vote the Shares in person at the Annual Meeting, you must obtain a proxy form from the broker, bank, trust or nominee that is the record holder of your Shares and bring it with you to the Annual Meeting. Alternatively, you may vote your Shares held in “street name” without attending the Annual Meeting by following the voting instructions provided to you by your broker, bank, trust or nominee.

What if I don’t vote my Shares?

If you do not vote your Shares, your Shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the meeting are approved.

What if I abstain?

Abstentions are counted as present for determining a quorum; however, abstentions will have no effect on any of Items 1 through 4 to be considered at the Annual Meeting.

How will my Shares be voted if I do not specify how they should be voted?

If you are a “registered” shareholder and you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and Andrew P. Blocher will vote your Shares as follows:

Item 1	FOR the election of each of the two Trustees to serve until our 2012 Annual Meeting

Item 2	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009

Item 3	FOR the proposal to amend our Declaration of Trust to eliminate our classified Board

Item 4	FOR the ratification of an amendment to our Shareholder Rights Plan to extend the term for three years and to add a qualified offer provision

If you own Shares in “street name,” you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to certain matters to be voted upon at the Annual Meeting. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on those matters, it will be considered a broker non-vote. Broker non-votes will be counted for purposes of determining a quorum; however, a broker non-vote will have no effect on any of Items 1 through 4 to be considered at the Annual Meeting.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the two open trustee positions. The proxy card indicates the number of Shares you owned on the record date.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a “registered” shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

How may I elect to receive future shareholder materials electronically instead of by mail?

We are permitted to deliver shareholder materials, including proxy statements and annual reports, to you by internet access or electronic delivery rather than by mail if you so choose. Electronic delivery of materials can help us achieve a substantial reduction in our printing and mailing costs and it is environmentally friendly. “Registered” shareholders who choose to receive proxy materials by accessing the Internet will receive before next year’s annual meeting a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report to shareholders are available over the Internet. “Registered” shareholders who choose instead to receive your proxy materials by electronic delivery will receive an email containing the proxy materials and the annual report to shareholders.

If you are a “registered” shareholder and currently receive your proxy materials by mail and wish to receive future proxy materials electronically instead of by mail, you may register to do so on American Stock Transfer & Trust Company’s website at www.amstock.com.

If you own Shares in “street name”, you already receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report to shareholders are available over the Internet. If you wish to receive your proxy materials by electronic delivery, you must contact your broker, bank trust or nominee for instructions on how to receive future proxy materials by email.

Shareholders who hold Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by accessing the Internet or by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 19, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
Barclays Global Investors, NA(2)	4,410,019%
400 Howard Street San Francisco, CA 94105

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	4,311,601%

Cohen & Steers, Inc.(4) 280 Park Avenue, 10th Floor New York, NY 10017	3,753,153%

Stichting Pensioenfonds ABP(5) Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	3,518,421%

Invesco Ltd(6) 1555 Peachtree Street NE Atlanta, GA 30309	3,237,139%

Morgan Stanley(7) 1585 Broadway New York, NY 10036	3,121,553%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by , the total number of Shares outstanding on March 19, 2009.
(2)

Information based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, a bank, Barclays Global Fund Advisors, an investment advisor, and Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, each a non-US institution. The Schedule 13G states that Barclays Global Investors, NA has sole voting power over 1,476,049 Shares and sole dispositive power over 1,719,797 Shares; Barclays Global Fund Advisors has sole voting power over 2,059,110 Shares and sole dispositive power over 2,392,057 Shares; Barclays Global Investors, Ltd. has sole voting power over 103,215 Shares and sole dispositive power over 159,534 Shares; Barclays Global Investors Japan Limited has sole voting and dispositive power over 132,088 Shares; Barclays Global Investors Canada Limited has sole voting and dispositive power over 1,783 Shares; and Barclays Global Investors Australia Limited has sole voting and dispositive power over 4,760 Shares. The Schedule 13G states that Barclays Global Investors (Deutschland) AG has voting and dispositive power over no Shares. The address listed above is for Barclays Global Investors, NA and Barclays Global Fund Advisors. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The address for Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box

N43, Sydney, Australia NSW 1220. The address for Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.
(3)	Information based on a Schedule 13G/A filed with the SEC on February 13, 2009 by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc., an investment advisor, has sole voting power over 26,842 Shares and sole dispositive power over 4,311,601 Shares; and that Vanguard Fiduciary Trust, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 26,842 Shares as a result of serving as investment manager of collective trust accounts, the voting of which it directs.
(4)	Information based on a Schedule 13G/A filed with the SEC on February 17, 2009 by Cohen & Steers, Inc. and its subsidiaries, Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The Schedule 13G/A states that Cohen & Steers, Inc. is the parent holding company of Cohen & Steers Capital Management, Inc., an investment advisor, and that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., an investment advisor. The Schedule 13G/A also states that Cohen & Steers, Inc. has sole voting power over 3,292,446 Shares and sole dispositive power over 3,753,153 Shares; Cohen & Steers Capital Management, Inc. has sole voting power over 3,281,575 Shares and sole dispositive power over 3,731,035 Shares; and Cohen & Steers Europe S.A. has sole voting power over 10,871 Shares and sole dispositive power over 22,118 Shares. The address listed above is for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.
(5)	Information based on a Schedule 13G filed with the SEC on February 13, 2009 by Stichting Pensioenfonds ABP, an employment benefit plan or endowment fund, which states that Stichting Pensioenfonds ABP has sole voting power and sole dispositive power over 3,518,421 Shares.
(6)	Information based on a Schedule 13G filed with the SEC on February 17, 2009 by Invesco Ltd., and its subsidiaries, Invesco Institutional (N.A.), Inc., Invesco Global Asset Management (N.A.), Inc., Invesco Management, S.A., Invesco PowerShares Capital Management LLC, Invesco PowerShares Capital Management Ireland Ltd and Stein Roe Investment Counsel, Inc. The Schedule 13G states that Invesco Ltd, is the parent holding company of Invesco Institutional (N.A.), Inc., an investment advisor, Invesco Global Asset Management (N.A.), Inc., an investment advisor, Invesco Management, S.A., an investment advisor, Invesco PowerShares Capital Management LLC, an investment advisor, Invesco PowerShares Capital Management Ireland Ltd, an investment advisor, and Stein Roe Investment Counsel, Inc. an investment advisor. The Schedule 13G also states that Invesco Institutional (N.A.), Inc. has sole voting power over 2,385,427 Shares, sole dispositive power over 3,113,188 Shares, shared voting power of 34,037 Shares and shared dispositive power over 20,400 Shares; Invesco Global Asset Management (N.A.), Inc. has sole dispositive power over 75,709 Shares; Invesco Management, S.A. has sole voting and dispositive power over 2,100 Shares; Invesco PowerShares Capital Management LLC has sole voting and dispositive power over 24,468 Shares; Invesco PowerShares Capital Management Ireland Ltd has sole voting and dispositive power over 47 Shares; and Stein Roe Investment Counsel, Inc. has sole voting power over 1,000 Shares and sole dispositive power over 1,227 Shares.
(7)	Information based on a Schedule 13G filed with the SEC on February 17, 2009 by Morgan Stanley. The Schedule 13G states that Morgan Stanley is a parent holding company or control person with sole voting power over 1,718,414 Shares, sole dispositive power over 3,121,553 Shares and shared voting power over 184 Shares.

How many Shares do our Trustees and executive officers own?

As of March 19, 2009, our Trustees and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name and Address of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned (2)	Percentage of Outstanding Shares Owned
Dawn M. Becker	49,674	15,636	24,922	90,232	*
Jeffrey S. Berkes(3)	37,401	20,984	8,053	66,438	*
Andrew P. Blocher(4)	17,712	17,956	6,468	42,136	*
Jon E. Bortz(5)	2,532	0	0	2,532	*
David W. Faeder	2,089	0	2,500	4,589	*
Kristin Gamble(6)	34,714	0	12,500	47,214	*
Joseph M. Squeri(7)	6,489	0	0	6,489	*
Gail P. Steinel	1,885	0	0	1,885	*
Warren M. Thompson	1,964	0	0	1,964	*
Joseph P. Vassalluzzo	9,411	0	2,500	11,911	*
Donald C. Wood(8)	206,365	66,708	218,557	491,630

Trustees, trustee nominees and named executive officers as a group (10 individuals)(9)	363,747	121,284	275,500	760,531

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by , the total number of Shares outstanding on March 19, 2009, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	Includes 28,794 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.
(4)	Mr. Blocher became a named executive officer on September 1, 2008. Includes 16,527 Shares as to which voting and investment power is shared with Mr. Blocher’s wife.
(5)	Includes 100 Shares as to which voting and investment power is shared with Mr. Bortz’ father; however, Mr. Bortz has expressly disclaimed beneficial ownership of these Shares. Includes 2,432 Shares as to which voting and investment power is shared with Mr. Bortz’ wife.
(6)	Includes 28,725 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(7)	Mr. Squeri was a named executive officer from January 1, 2008 through August 31, 2008.
(8)	Includes 9,437 Shares owned by Mr. Wood’s wife.
(9)	Excludes information for Mr. Squeri.

ITEM 1

ELECTION OF TRUSTEES

Composition of the Board

Our Board of Trustees has seven Trustees. The Trustees are divided into three classes with each class serving a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class at each annual meeting. At its meeting on February 17, 2009, the Board, on recommendation of the Nominating and Corporate Governance Committee, approved the nomination of the following two individuals, both of whom are currently serving on the Board, for election as trustees to hold office until the 2012 Annual Meeting and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since	Term to Expire
Gail P. Steinel	52	Class I Independent Trustee	2006	2012
Joseph S. Vassalluzzo	61	Class I Independent Trustee Non-Executive Chairman of the Board	2002	2012

Gail P. Steinel, Owner of Executive Advisors which provides consulting services to chief executive officers and leadership seminars to companies; Executive Vice President with BearingPoint, Inc. (from July 2002 to February 2007), a management and technology consulting firm that provides application services, technology solutions and managed services to companies and government organizations with responsibility for overseeing the global commercial services business unit; global managing partner and founding member of Arthur Andersen’s business consulting practice from 1984 to June 2002.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; Vice Chairman of Staples, Inc., (2000 to 2005), a retailer specializing in home, office, and computer products, with responsibility for overseeing domestic and international growth in its retail and commercial operations; various other officer positions with Staples and Staples Realty & Development, a subsidiary of Staples, Inc. (1997 to 2000); Director of iParty Corp., a premier multi-channel party supply and party planning company; Lead Director of Life Time Fitness, Inc., an operator of distinctive and large sports, athletic, fitness and family recreation centers.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named individuals. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the two named individuals. Proxies may not be voted for more than two individuals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO NOMINEES FOR TRUSTEE.

The other five Trustees currently serving on the Board are named below. These Trustees will continue to serve on the Board until the annual meeting to be held in the year indicated.

Name	Age	Position	Trustee Since	Term to Expire
Jon E. Bortz	52	Class II Independent Trustee	2005	2010
David W. Faeder	52	Class II Independent Trustee	2003	2010
Kristin Gamble	63	Class II Independent Trustee	1995	2010
Warren M. Thompson	49	Class III Independent Trustee	2007	2011
Donald C. Wood	48	Class III Non-Independent Trustee President and Chief Executive Officer of the Trust	2003	2011

Jon E. Bortz, Chief Executive Officer of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT, since its formation in 1998, including serving as Chairman of the Board since 2001 and President until June 2008; Trustee of LaSalle Hotel Properties.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003. President (from 2000 to 2007) of Sunrise Assisted Living Foundation, Inc., a not-for-profit organization; and President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Assisted Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984. Director of Ethan Allen Interiors, Inc., a furniture manufacturer and retailer.

Warren M. Thompson, President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; prior to that time, various officer positions with the Trust, including President and Chief Operating Officer (2001 to 2003), Senior Vice President and Chief Operating Officer (2000 to 2001), Senior Vice President-Chief Operating Officer and Chief Financial Officer (1999 to 2000) and Senior Vice President-Treasurer and Chief Financial Officer (1998 to 1999).

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. At its first quarterly meeting each calendar year, the Board reviews all relationships between us and each Trustee to determine whether each Trustee is independent under all applicable requirements. That review includes a determination of whether there are any material relationships between us and the Trustee which, in the opinion of the Board, adversely affect the Trustee’s ability to exercise independent judgment as a trustee. The Board also considers independence on an ongoing basis throughout the year if there are any changes in circumstances that could impact a Trustee’s independence.

The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, determined in February 2008 and February 2009 that, except for Mr. Wood, the Trust’s Chief Executive Officer, each Trustee then serving on the Board satisfied all applicable requirements to be considered independent. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. This standard is set forth in our Corporate Governance Guidelines. Further, the Board has concluded that except for Mr. Wood, who is an employee of the Trust, there are no relationships, material or otherwise, between us and any of the Trustees except as described below. All of these relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following, which includes all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Affiliated Company/Position	Relationship
Jon E. Bortz	Chief Executive Officer and a Trustee of LaSalle Hotel Properties	In 2006 we paid LaSalle Hotel Properties $55,056 for three functions we held at hotels owned by LaSalle Hotel Properties. No functions were held at hotels owned by LaSalle Hotel Properties during 2007 or 2008.

David W. Faeder	None	None

Kristin Gamble	Director of Ethan Allen Interiors, Inc.	Ethan Allen leased 2 locations from us totaling 16,600 square feet during 2006, 2007 and 2008. One of the leases expired in February 2009.

Gail P. Steinel	None	None

Warren M. Thompson(1)	President and a Director of Thompson Hospitality Corporation	Thompson Hospitality Corporation’s wholly owned subsidiary, Austin Grill, LLC d/b/a Austin Grill, leases 3 locations from us totaling 17,400 square feet.

	Former Director of Hilb, Rogal and Hobbs	Hilb, Rogal and Hobbs is our insurance broker. In each of 2006, 2007 and 2008, we paid Hilb, Rogal and Hobbs $464,000 in fees for acting as our broker.

Joseph S. Vassalluzzo(2)	Former Director of Commerce Bancorp, Inc.	Commerce Bank leases 2 locations from us totaling 7,600 square feet.

	Director of iParty Corp.	iParty leases 1 location from us totaling 8,500 square feet.

(1)	Mr. Thompson served as a director of Hilb, Rogal and Hobbs until its merger with Willis Corp. in October 2008.
(2)	Mr. Vassalluzzo served as a director of Commerce Bankcorp., Inc. until its merger with TD Bank in March 2008.

In no instance did the payments made to us by any tenant with which our Trustees are affiliated, or the payments made by us to LaSalle Hotel Properties or Hilb, Rogal and Hobbs, account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of any tenant, LaSalle Hotel

Properties or Hilb, Rogal and Hobbs, as applicable. Further, the payments made by us to LaSalle Hotel Properties in 2006 accounted for less than 2% of both our and LaSalle Hotel Properties’ consolidated gross revenues in 2006 and the payments made to us by Thompson Hospitality Corporation’s wholly-owned subsidiary, Austin Grill, LLC, accounted for less than 2% of both our and Thompson Hospitality Corporation’s consolidated gross revenues for each of the last three fiscal years.

Board of Trustees and Board Committees

Board of Trustees:

During 2008, the Board of Trustees held five meetings and the non-management Trustees (all of whom are independent) held two executive sessions. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2008. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees. Each of the Trustees attended at least 75% of all meetings of the Board and the Board committees during his or her tenure on those committees in 2008. On an aggregate basis, the Trustees attended 92% of all Board and Board committee meetings in 2008. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees who served on the Board at the time of our 2008 Annual Meeting of Shareholders attended that meeting.

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of the committee charters by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. Each member of these committees meets, and throughout 2008 met, the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines.

The current members of these committees are:

Audit Committee (1)	Compensation Committee	Nominating and Corporate Governance Committee
Dave Faeder*	Jon Bortz*	Kristin Gamble*
Jon Bortz	Dave Faeder	Gail Steinel
Kristin Gamble	Gail Steinel	Warren Thompson
Warren Thompson	Joe Vassalluzzo	Joe Vassalluzzo

*	Denotes current chairman of the committee
(1)	Mr. Faeder serves as the “audit committee financial expert.”

Audit Committee

The Audit Committee is responsible for, among other things: (a) selecting the independent registered public accounting firm and approving and overseeing its work; (b) overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and (c) overseeing our internal systems of accounting and controls. During 2008, the Audit Committee met five times.

Compensation Committee

The Compensation Committee is responsible for, among other things: (a) reviewing and recommending compensation for our officers; (b) administering the Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”), including making awards under that plan; and (c) administering other benefit programs of the Trust. During 2008, the Compensation Committee met three times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: (a) recommending individuals to stand for election to the Board; (b) making recommendations regarding committee memberships; and (c) overseeing our corporate governance policies and procedures, including Board and Trustee evaluations. During 2008, the Nominating and Corporate Governance Committee met two times.

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates. If no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees. If the individual is an incumbent Trustee, the Committee also considers whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and Board members as well as our senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2010 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 25, 2009 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws is available in the Investor Information section of the Trust’s website at www.federalrealty.com.

Trustee Compensation

As of January 1, 2008, non-employee Trustees were entitled to receive the following fees for their service on the Board:

Annual retainer for Non-Employee Trustees	$100,000
Annual retainer for Non-Executive Chairman	$150,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

Each non-employee Trustee and the Non-Executive Chairman of the Board receive fifty percent (50%) of the annual retainer in the form of Shares and have the option to elect to receive up to an additional twenty-five percent (25%) of the annual retainer in Shares. All Shares paid as part of the annual retainer vest immediately upon issuance. The equity portion of the annual retainer for 2008 was paid in Shares on January 2, 2009. The number of Shares actually received by each Trustee on January 2, 2009 was determined by dividing the amount of the annual retainer elected to be received in Shares by $62.08, the closing price of our stock on the NYSE on December 31, 2008, the last business day prior to the date the Shares were issued. The remainder of the annual retainer as well as the annual fees paid to the Audit, Compensation and Nominating and Corporate Governance Committee Chairmen were paid in cash.

In addition to the annual retainer described above and in exchange for providing additional services to the Board with respect to evaluating prospective real estate acquisitions and dispositions by us, we made available to Mr. Vassalluzzo an office, for both Trust business and personal use, in our regional office in Wynnewood, Pennsylvania, as well as administrative support and office equipment. Except for the annual fee for serving as a Trustee, the annual fee for serving as chairman of a committee and the use of an office and administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees or compensation paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total compensation awarded to Trustees for service in 2008 was as follows:

2008 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($) (1)(2)	($)	($)
Jon E. Bortz	$60,000	$50,000	$—	$110,000
David W. Faeder	$70,000	$50,000	$—	$120,000
Kristin Gamble	$60,000	$50,000	$—	$110,000
Gail P. Steinel	$25,000	$75,000	$—	$100,000
Warren M. Thompson	$25,000	$75,000	$—	$100,000
Joseph S. Vassalluzzo(3)	$75,000	$75,000	$28,188	$178,188

Total	$315,000	$375,000	$28,188	$718,188

(1)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Statement 123R (“FAS 123R”) for the fiscal year ended December 31, 2008. Assumptions used in calculating the amounts included in this column are described in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our common shares as declared by our Board from time to time.
(2)	As of December 31, 2008, Mr. Bortz owned 1,627 Shares; Mr. Faeder owned 1,284 Shares and had 2,500 options; Ms. Gamble owned 4,365 Shares and had 12,500 options; Ms. Steinel owned 677 Shares; Mr. Thompson owned 756 Shares; and Mr. Vassalluzzo owned 8,202 Shares and 2,500 options.

(3)	The amount in the “All Other Compensation” column represents our estimated value of the office and administrative services and office equipment we made available to Mr. Vassalluzzo for both Trust business and personal use in our regional office in Wynnewood, Pennsylvania. We estimated the value by assigning a market rent to the office being used by Mr. Vassalluzzo, valuing 1/3 of the cost of the administrative assistant supporting Mr. Vassalluzzo and assigning a pro rata cost of all additional office overhead based on the number of people located in our Wynnewood office. We believe the incremental cost to us of providing this office space, administrative support and office equipment is less than $500.

Communications with the Board

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All such communications should identify the party to whom they are being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications he or she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of those documents by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is primarily responsible for our financial statements and reporting process. The Trust’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of the Trust’s internal audit function which has been provided by the Reznick Group since March 2003.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. All quarterly meetings during 2008, and other meetings when appropriate, included executive sessions with our independent accountant without management being present. The Audit Committee met five times during 2008, including four executive sessions with GT. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and GT to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with GT matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with GT matters relating to its independence and has received from GT the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with GT its independence.

The Audit Committee continually monitors the non-audit services provided by GT. During 2008, the Audit Committee limited non-audit services primarily to income tax form preparation for us and our subsidiaries and the provision of advice on the tax impacts of acquisition and other property related transactions. GT also performed the 2008 audit of the financial statements of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners in which we own a 30% equity interest. The Audit Committee approved GT’s performing this audit only after determining that it would not adversely impact GT’s independence.

In addition, the Audit Committee continued to oversee in 2008 the internal auditor’s ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. GT, as part of its 2008 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses or significant deficiencies.

The Audit Committee operates under a written charter. The Audit Committee periodically reviews the charter to ensure that it effectively reflects the oversight responsibilities of the Audit Committee and is in compliance with all applicable rules and regulations.

On the basis of the reviews and discussions the Audit Committee has had with GT, our internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by:

David W. Faeder, Chair

Jon E. Bortz

Kristin Gamble

Warren M. Thompson

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained GT as our independent registered public accounting firm for the year ending December 31, 2009 and is asking the shareholders to ratify that selection. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice to do so. If the selection of GT is not ratified, the Audit Committee may reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures, having served as our independent accountant since June 4, 2002 and having also served in that capacity for approximately 20 years prior to 1999. GT is registered with the Public Company Accounting Oversight Board.

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by GT. For 2009 the Audit Committee to date has approved GT’s providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters provided that the aggregate amount paid to Grant Thornton for such services does not exceed $100,000; (b) issuance of comfort letters and consents in connection with capital markets transactions approved in accordance with the Trust’s policies and procedures provided that the aggregate amount paid to Grant Thornton for such services does not exceed $75,000; (c) issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X provided that the aggregate amount paid to Grant Thornton for such services does not exceed $75,000; and (d) a Limited Review of the Trust’s letter to the State of California EPA provided that the aggregate amount paid to Grant Thornton for such services does not exceed $3,000.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by GT without further approval by the Audit Committee. The Audit Committee has concluded that GT’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise GT’s independence. The Audit Committee may approve GT’s providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in our best interest and that GT’s independence would not be compromised. All audit and non-audit services provided to the Trust by GT for the 2008 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section below.

In addition to the foregoing non-audit services, the Audit Committee also has approved GT’s performing the audit of the financial statements for our equity joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners for the fiscal years ending 2004 through 2008. We own a 30% interest in that joint venture. The Audit Committee approved GT’s performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Committee concluded that having GT perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to ratify the Audit Committee’s selection of GT as our independent registered public accounting firm for 2009. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GT has served as our independent registered public accounting firm for the years 2002 through 2008. The Audit Committee approves in advance all fees paid to and services provided by GT. In addition, the Audit Committee has considered those services provided by GT and has determined that such services are compatible with maintaining the independence of GT. During 2008 and 2007, we retained GT to provide services in the following categories and amounts:

	2008	2007
Audit Fees(1)	$467,779	$522,665
Audit-Related Fees(2)	25,329	79,808
Tax Fees(3)	220,162	242,090
Other	0	0

Total	$713,270	$844,563

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $17,528 and $17,707 we paid to GT as our 30% share of the cost of the audits of the fiscal 2008 and 2007 financial statements, respectively, of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.
(2)	Audit-related fees primarily including audits in connection with acquisitions and audits of our employee benefit plans.
(3)	Tax fees include preparation of federal and state tax returns for us and certain of our subsidiaries, earnings and profits calculations and requested tax research, none of which research related to tax shelters. These figures do not include $4,466 and $3,930 we paid to GT as our 30% share of the cost of tax return preparation for 2008 and 2007, respectively, for our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.

EXECUTIVE OFFICERS

Our current “executive officers” are:

Name	Age	Position
Donald C. Wood	48	President and Chief Executive Officer
Andrew P. Blocher(1)	44	Senior Vice President-Chief Financial Officer and Treasurer
Dawn M. Becker	45	Executive Vice President—General Counsel and Secretary
Jeffrey S. Berkes	45	Executive Vice President—Chief Investment Officer

(1)	Mr. Blocher became the Trust’s Senior Vice President-Chief Financial Officer and Treasurer on September 1, 2008. Mr. Joseph M. Squeri served as the Trust’s Executive Vice President-Chief Financial Officer and Treasurer from January 1, 2008 to August 31, 2008.

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1—Election of Trustees.”

Andrew P. Blocher, Senior Vice President – Chief Financial Officer and Treasurer of the Trust since September 1, 2008, with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, human resources and information technology functions; and prior to that time, various officer positions with the Trust, including Senior Vice President-Capital Markets and Investor Relations (February 2007 to September 2008), Vice President-Capital Markets and Investor Relations (May 2003 to February 2007) and Vice President-Investor Relations and Finance (November 2000 to May 2003).

Dawn M. Becker, Executive Vice President—General Counsel and Secretary of the Trust since February 2005, with responsibility for overseeing all of the Trust’s operations and asset management functions and the Trust’s Legal Department; and prior to that time, various officer positions with the Trust, including Senior Vice President—General Counsel and Secretary (February 2003 to February 2005), Vice President—General Counsel and Secretary (March 2002 to February 2003) and Vice President—Real Estate and Finance Counsel (February 2000 to March 2002).

Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer since February 2006, with responsibility for overseeing acquisitions, dispositions and other investment activity for the Trust; and prior to that time, various officer positions with the Trust, including Senior Vice President-Chief Investment Officer (June 2003 to February 2006), Senior Vice President—Strategic Transactions (February 2002 to June 2003) and Vice President-Strategic Transactions (February 2000 to February 2002).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives:

Our compensation programs are designed to create a compensation package for each named executive officer that is sufficiently competitive to attract and retain top-level real estate professionals and to motivate those individuals to achieve superior results for the Trust. As part of this compensation philosophy, we try to provide a strong link between an executive’s total earnings opportunity and our short-term and long-term performance based on the achievement of pre-determined financial targets and operating goals and to encourage our executives to enhance shareholder value by acting and thinking like shareholders. The key principles guiding our compensation decisions are:

1. Total compensation opportunities must be competitive with the marketplace so that we can attract, retain and motivate talented executives who are necessary for achieving superior results for the Trust; however, the aggregate compensation levels must be reasonable in the context of our overall cost structure and must support our operating strategy.

2. A significant part of each executive’s compensation potential should be dependent on achieving specific financial objectives that will create both short-term and long-term shareholder value and as a result, should vary with our performance. When the company performs well, executives will receive greater incentive compensation and when the company does not perform well, incentive compensation will be reduced. For each of the past five years, the portion of total compensation for our Chief Executive Officer that varies with company performance has ranged from 80% to 85% and the portion of total compensation for each of our other named executive officers that varies with company performance has ranged from approximately 65% to 75%. As a result of the change in company performance in 2008 versus 2007, the total compensation for Mr. Wood, Ms. Becker and Mr. Berkes declined 33%. We did not include Mr. Blocher’s compensation in this calculation because he was not an executive officer for the entirety of 2007 and 2008.

3. A significant portion of each executive’s total compensation opportunity should be equity based. Our executives should act in the best interest of our shareholders and the best way to encourage them to do that is through compensating them with an equity stake in the Trust and requiring that they maintain a meaningful ownership position. To facilitate this objective, we have adopted guidelines for our named executive officers that require them to maintain a minimum level of equity ownership in the Trust equal to a multiple of his or her annual base salary and annual bonus as follows:

Chief Executive Officer	3 times
Chief Financial Officer	2 1/2 times
Other named Executive Officers	2 times

The Nominating and Corporate Governance Committee confirmed that Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Blocher were in compliance with the minimum stock ownership requirements at December 31, 2008.

4. The amount each executive actually earns out of his or her total compensation opportunity should vary based on the individual’s performance, contribution and overall value to the business. The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

Each named executive officer’s annual compensation package, including the compensation package for the Chief Executive Officer, includes three components: (a) base salary; (b) an annual performance bonus that is earned on the basis of achieving annual financial objectives and individual performance; and (c) a long-term equity incentive that is determined on the basis of our performance over the prior three year period. Each of these components will be discussed in more detail below.

Management’s Role in Compensation Decisions:

Our Chief Executive Officer, Mr. Wood, makes recommendations to the Compensation Committee for annual compensation paid to all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. He also makes recommendations for equity awards to other employees throughout the company. The Compensation Committee can accept or modify Mr. Wood’s recommendations as they see fit.

In addition, Mr. Wood is the sole member of a committee created by the Board with authority to make awards of Shares and options throughout the year to non-officer employees and new hires. This committee has authority to issue up to 100,000 options per year, but no more than 20,000 options to any one individual, and to issue up to 25,000 restricted Shares per year, but no more than 2,500 Shares to any one individual. We notify the Chairman of the Compensation Committee of all awards made by this committee within one day after the award is made and include with that notification a copy of the approval of the award by the committee. This committee cannot make equity awards to any of our officers or Trustees. In 2008, this committee made awards of 3,500 Shares and 4,000 options.

Timing of Equity Grants:

Equity awards to our employees under our annual bonus plan and long-term incentive award program described below are made at the Compensation Committee’s meeting that occurs sometime in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our common stock on the NYSE on the date the award is made. Neither the Compensation Committee nor the special equity award committee has ever granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant nor has either committee granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for performance through 2008 were made at the Compensation Committee’s meeting on February 17, 2009 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Blocher providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and

Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

2008 Compensation:

Compensation is established for our named executive officers based on the scope of their individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Competitive market compensation for our named executive officers is determined by the Committee members applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate and related industry pay in both public and private concerns that may compete for our executives, considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. The Committee consulted the National Association of Real Estate Investment Trust’s 2008 Compensation Survey (“NAREIT Survey”) to confirm its assessment of appropriate market compensation for our executive officers. Once the Committee determines an appropriate level of aggregate compensation for our executive officers, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives, all in accordance with the compensation philosophy and objectives described earlier.

Our Performance in 2008:

All executive compensation decisions take into account our performance for the prior year or years as well as prospects for the future. Some of our key performance metrics for 2008 included the following:

•

Annual growth in funds from operations (“FFO”) per share of approximately 7% over 2007. FFO is a non-GAAP supplemental earnings measure which we consider meaningful in measuring our operating performance. FFO is generally considered by industry analysts and investors to be the most appropriate measure of performance of real estate investment companies. A reconciliation of FFO to net income is included on page 55 of our Annual Report on Form 10-K filed with the SEC on February 26, 2009.

•	Annual property operating income growth of approximately 7% over 2007

•

Annual total return to shareholders in 2008 of approximately 13% more than the total return for the Bloomberg REIT Shopping Center Index which includes all other publicly traded REITs in the strip shopping center sector for that period

•

Annualized total return to shareholders over the 3-year period from January 1, 2006 through December 31, 2008 of 13% more than the total return for the Bloomberg REIT Shopping Center Index for the same period

Executive Compensation:

Base Salary:

Base salaries are used to compensate the executive for services rendered during the year. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level. We do, however, use information in the NAREIT Survey as a guide to confirm that the base salaries are within market parameters. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Salaries for Ms. Becker, Mr. Berkes and Mr. Blocher are approved by the Compensation Committee taking into account Mr. Wood’s recommendations. The Compensation Committee sets Mr. Wood’s base salary. For 2008, on recommendation of Mr. Wood, the Compensation Committee did not increase the base salaries of Mr. Wood, Ms. Becker or Mr. Berkes. Mr. Blocher’s 2008 base salary was set by Mr. Wood in early 2008 based on Mr. Blocher’s job responsibilities as the Senior Vice President in charge of capital markets and investor relations. His base salary was not increased when he became Chief Financial Officer in September 2008. For 2009, given the current economic climate, the Committee, on recommendation of Mr. Wood, again has decided not to increase the base salaries for Mr. Wood, Ms. Becker or Mr. Berkes. The Committee did, however, on Mr. Wood’s recommendation, increase the 2009 base salary for Mr. Blocher by $35,000 to reflect his promotion to Chief Financial Officer in September 2008 and his assumption of additional responsibilities.

Annual Bonus:

Annual bonuses for all of our named executive officers are determined each year in accordance with our Annual Incentive Bonus Plan (“Annual Bonus Plan”) that covers about 95% of our employees. The Annual Bonus Plan is intended to compensate our employees for achieving either an annual level of FFO per share that is consistent with our business strategy of delivering targeted annual FFO per share or a regional property operating income goal, and for achieving individual annual performance objectives which are measured against goals set at the beginning of each year. The annual goals for each named executive officer are established at the end of the prior calendar year. Mr. Wood prepares his goals and comments on the goals prepared by each of the other named executive officers. All of those goals are then submitted to the Board. At the end of each year, each of the named executive officers prepares a detailed assessment of his or her performance against the goals previously set. Mr. Wood reviews and comments on the assessments prepared by each of Ms. Becker, Mr. Berkes and Mr. Blocher and then submits to the Committee and the Board his individual performance assessment as well as the assessments prepared by each of the other named executive officers including his comments. The Committee considers these self-assessments, including comments by Mr. Wood, in determining the amount of annual bonus for each of the named executive officers.

Under our Annual Bonus Plan, each of our named executive officers and other employees has a targeted bonus equal to a percentage of the person’s base salary. For 2008, the targeted bonuses for our named executive officers were 100% of base salary for Mr. Wood, 75% of base salary for each of Ms. Becker and Mr. Berkes, and 60% of base salary for Mr. Blocher. These percentages were unchanged from prior years and were approved by the Committee. How much of the targeted bonus each of Mr. Wood, Mr. Berkes and Mr. Blocher are eligible to receive is dependent upon our achieving a targeted level of annual FFO per share which is established by the Committee after a thorough review and discussion of the budget for that year. In the case of Ms. Becker, her eligibility to receive her targeted bonus is based one-half on our achieving the targeted level of annual FFO per share and one-half on our achieving the targeted level of annual West Coast property operating income. We believe that the use of annual FFO per share and annual West Coast property operating income in determining eligibility to receive the targeted annual bonus appropriately incentivizes the named executive officers to achieve their respective corporate and operational responsibilities that are necessary for us to be successful. The Compensation Committee sets the annual bonus for Mr. Wood and approves the annual bonus for each named executive officer other than Mr. Wood based on Mr. Wood’s recommendations and taking into account the individual self-assessments prepared by each named executive officer as described above.

How much of an annual bonus our named executive officers and other employees ultimately may receive depends on how the level of FFO per share or regional property operating income compares to the targets previously set. If actual FFO per share or regional property operating income is less than the threshold amount, no amounts are funded into the bonus pool. The bonus pool is funded between 75% and 100% of the targeted amount if we achieve FFO per share or regional property operating income above the threshold level but below the target level and between 100% and 125% of the targeted amount if we achieve FFO per share or property operating income above the target level but below the stretch level. If we achieve FFO per share or regional property operating income above the stretch level, the bonus pool will be funded at 125% of the targeted amount.

The following chart shows the FFO per share and West Coast property operating income goals that were set for our Annual Bonus Plan based on our 2008 budget and the results actually achieved:

	Threshold(a)	Target(b)	Stretch(c)	Actual(d)	Bonus Potential(e)
Funds from Operations	$3.81	$3.90	$3.99	$3.87	91.7%
West Coast Property Operating Income	$67,000,000	$69,000,000	$71,000,000	$72,000,000	125%

(a)	Minimum result required for funding 75% of individual’s bonus target.
(b)	Minimum result required for 100% funding of individual’s bonus target.
(c)	Minimum result required for funding 125% of individual’s bonus target.
(d)	Actual results achieved assuming bonuses paid at 50%. Results would have been lower if bonuses were paid at a higher percentage.
(e)	Potential bonus payout percentage based on actual results achieved.

Although the formula of the Annual Bonus Plan provided for bonus potential to be set at 91.7% of targeted amounts for Mr. Wood, Ms. Becker (as to 50% of her bonus), Mr. Berkes, Mr. Blocher and all employees whose bonuses are determined on the basis of FFO and at 125% for Ms. Becker (as to 50% of her bonus) based on West Coast property operating income, the Committee and management determined that those levels of potential bonus payouts would not be appropriate given current economic conditions and elected instead to decrease the bonus potential for all employees, including the named executive officers, to 50% of targeted amounts. In making this determination, the Committee and management considered the impact the reduced bonus potential would have on employees, including our ability to retain qualified employees and ultimately determined that the reduced bonus potential was appropriate. As a result, the maximum potential bonus payable to each of Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Blocher was $325,000, $112,500, $131,250 and $67,500, respectively.

Of the maximum potential bonus payable to each executive officer as described above, 25% of that amount is effectively guaranteed and payable because of company performance. Whether each named executive officer receives the remaining 75% of his or her maximum potential bonus payable is dependent on each individual’s performance. Based on an evaluation of Mr. Wood’s performance completed by the Board in December 2008, the Committee awarded Mr. Wood the full bonus for which he was eligible. That evaluation considers Mr. Wood’s performance in the following categories: effectiveness in leading the company; long-term strategic planning; succession planning; relationship with the Board; relationship with shareholders and other stakeholders; and our financial results for the year. With respect to the other named executive officers, the Committee accepted Mr. Wood’s recommendations that each of those individuals be paid the full bonus to which he or she was eligible. Mr. Wood’s recommendation was based on his subjective assessment of each individual’s contributions to the Trust in 2008 in their respective job functions taking into account the goals for each individual that were established for 2008 and the self-assessments prepared by each individual as described above.

Under our Annual Bonus Plan, the named executive officers and approximately 50 other employees have the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting. For 2008, each of Mr. Wood and Mr. Berkes elected to receive 20% of their annual bonus amounts in Shares and each of Ms. Becker and Mr. Blocher elected to receive 25% in Shares. The cash portion of the annual bonuses is reflected in the “Non-Equity Based Incentive Plan” column in the Summary Compensation Table in this proxy statement. The portion of the annual bonus paid in Shares will be included in the “Grants of Plan-Based Award Table” in our 2010 proxy statement.

Annual Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made to all officers and participants in our leadership education and development program under our LTIAP. This program was designed to align a significant portion of compensation for our senior management team with the creation of long-term shareholder value by making stock and option awards to those individuals on the basis of our performance over a 3-year period. In determining the amount of any equity awards to be made to our named executive officers, we consider as part of the total compensation package the amount of dividends that will be payable on the projected number of Shares to be issued.

Under the LTIAP, the Compensation Committee approves each year a targeted award amount for each participant in the program. Each individual can earn up to fifty percent (50%) of the targeted award depending on our relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index over the prior 3-year period. Twenty-five percent (25%) of the targeted award is earned on the basis of our absolute total return to shareholders (taking into account both stock price appreciation and dividends , assuming all dividends are reinvested) over the prior 3-year period with the remaining twenty-five percent (25%) of the targeted award being earned on the basis of our return on invested capital for the prior 3-year period. For 2008, our performance on all three measures was determined over the period from January 1, 2006 through December 31, 2008.

No LTIAP award will be earned for any performance metric if we achieve less than the threshold level. Individuals can earn between 50% to 100% of their targeted LTIAP award for a performance metric if we achieve above the threshold level but below the target level and between 100% and 150% of their targeted LTIAP award for a performance metric if we achieve above the target level but below the stretch level. If we achieve at or above the stretch level on any performance metric, the individual will be eligible to earn 150% of his or her targeted award for that performance metric. The Compensation Committee then has the discretion to increase or decrease any LTIAP award by up to 20% to reflect individual performance.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s needs. The Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options.

The threshold, target and stretch level of performance set by the Compensation Committee for each performance metric used in the LTIAP for the 3-year period from January 1, 2006 through December 31, 2008 was as follows:

Performance Measure	Threshold	Target	Stretch	Actual Achieved
Relative Total Return	40th percentile	60th percentile	80th percentile	83rd percentile
Absolute Total Return	8.00%	10.00%	12.00%	4.05%
Return on Invested Capital	9.60%	9.85%	10.00%	10.39%

Based on the performance achieved, LTIAP awards were paid out at approximately 112.5% of the targeted amount. The award targets set by the Compensation Committee for Mr. Wood for each performance metric and the amount of the actual award for him for each performance metric based on the results achieved are set forth in the following table:

	Threshold	Target	Stretch	Actual Award
Donald Wood
Relative Total Return	$500,000	$1,000,000	$1,500,000	$1,500,000
Absolute Total Return	$250,000	$500,000	$750,000	$0
Return on Invested Capital	$250,000	$500,000	$750,000	$750,000

Total Potential Award	$1,000,000	$2,000,000	$3,000,000	$2,250,000

The Compensation Committee approved paying Mr. Wood the full amount of the LTIAP award to which he was entitled without any adjustment. Mr. Wood elected to take 50% of his award in Shares and 50% in options. The number of Shares actually awarded to Mr. Wood was determined by dividing the amount of the award to be paid in restricted Shares by $43.48, the closing price of our stock on the NYSE on February 17, 2009, the date the award was made. The number of options actually awarded to Mr. Wood was determined by dividing the amount of the award to be paid in options by $7.77, the value of an option vesting over 5 years on February 17, 2009, the date the award was made, as determined in accordance with FAS 123R. There is no amount included in the Summary Compensation Table in this proxy statement for this award to Mr. Wood. The LTIAP awards reflected in the “Grants of Plan-Based Awards Table” in this proxy statement related to performance for the 3-year period ending December 31, 2007.

Given Mr. Blocher’s promotion in 2008 to Chief Financial Officer, the Committee, on recommendation of Mr. Wood, determined that it would be appropriate and consistent with market compensation parameters, to make a more substantial equity award to Mr. Blocher than determined under the LTIAP. Accordingly, Mr. Blocher received an equity award of $1 million. The key features of that equity award are; (a) the award will vest over 5 years with no vesting in 2010 and 2011 and then equal vesting in each of 2012, 2013 and 2014; (b) Mr. Blocher will not be entitled to receive any new equity awards under the LTIAP or otherwise until 2012; (c) Mr. Blocher may elect to receive up to one-half of the value of the award in the form of options with the remainder being paid in restricted Shares; and (d) any unvested Shares issued to Mr. Blocher under this award will vest on termination without cause only if he is terminated by a chief executive officer other than Mr. Wood. Mr. Blocher elected to take 70% of this award in Shares and 30% in options. The number of Shares actually awarded to Mr. Blocher was determined by dividing the amount of the award to be paid in restricted Shares by $43.48, the closing price of our stock on the NYSE on February 17, 2009, the date the award was made. The number of options actually awarded to Mr. Blocher was determined by dividing the amount of the award to be paid in options by $7.09 which was the value of an option, determined in accordance with FAS 123R, on February 17, 2009, the date the award was made, that vests equally in the last three years of a five year period. There is no amount included in the Summary Compensation Table in this proxy statement for this award to Mr. Blocher. The LTIAP awards reflected in the “Grants of Plan-Based Awards Table” in this proxy statement related to performance for the 3-year period ending December 31, 2007.

For 2008, Ms. Becker and Mr. Berkes did not receive awards under the LTIAP because each had recently received a multi-year award and they were not eligible for a new award in 2008.

Perquisites and Other Personal Benefits:

The only perquisites we provided to our named executive officers in 2008 that are not widely available to other employees were the interest free loan on the split dollar life insurance policy that has been in place for Mr. Wood since 1998, the agreement described below to provide health insurance for Mr. Wood and his family after he is no longer employed by us and the car provided to Mr. Wood. We believe these perquisites and other personal benefits are reasonable in light of the total compensation packages for these individuals and consistent with our compensation objectives of creating programs that will allow us to retain talented executives.

We have entered into an agreement (“Health Coverage Continuation Agreement”) with Mr. Wood pursuant to which we will provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family.

Joseph Squeri:

Mr. Squeri was hired in October 2007 and became our Chief Financial Officer on January 1, 2008. He resigned as Chief Financial Officer effective August 31, 2008. Mr. Squeri’s compensation package during the time he served as our Chief Financial Officer was approved by the Compensation Committee when Mr. Squeri was hired and was set based on market information available at the time, taking into account his relative inexperience in the real estate industry. At Mr. Squeri’s request, the Committee approved paying Mr. Squeri his salary for the period from October 1, 2007 through December 31, 2008 and his pro-rated, guaranteed bonus for 2007 in the form of Shares. Those Shares were issued when Mr. Squeri joined the Trust in October 2007 and were scheduled to vest on January 1, 2009. The Committee modified that Share award arrangement to provide that the amount of Shares representing Mr. Squeri’s base salary from October 1, 2007 through the date of his resignation and the Shares representing Mr. Squeri’s 2007 bonus vested upon Mr. Squeri’s resignation with all other Shares being forfeited. The Committee deemed this change to be appropriate given that Mr. Squeri’s efforts during his tenure in evaluating management talent and identifying potential management efficiencies provided the basis for some of the personnel decisions we made in 2008. In addition, the Committee made an option award to Mr. Squeri in 2008 valued at $75,000 to recognize his performance to date. Those options were forfeited when Mr. Squeri resigned. Because Mr. Squeri resigned prior to the end of 2008, he was not eligible for a 2008 bonus or for an equity award under the LTIAP.

Chief Executive Officer Compensation:

The Compensation Committee sets Mr. Wood’s annual compensation after conducting a full Board evaluation of his performance. The review process begins at the end of each year with Mr. Wood laying out the corporate objectives and his personal objectives to be achieved for the coming year. At the same time, Mr. Wood provides the Board with a self-evaluation of his and the company’s performance against the objectives set for the prior year. With that review in hand, the entire Board then evaluates Mr. Wood’s performance in a number of key areas and reviews with him that evaluation and his performance in the prior year. The Compensation Committee then uses that evaluation as the basis to determine Mr. Wood’s compensation for the year. In general, the Compensation Committee believes that the structure for Mr. Wood’s compensation should be similar to the compensation structure for other members of senior management, including tying his compensation to the same performance metrics as used for the other members of senior management. From time to time, the Compensation Committee does retain outside consultants to assist in making its compensation decisions, particularly as they relate to compensation of the Chief Executive Officer; however, no consultant was retained in connection with setting Mr. Wood’s 2008 compensation. Based on all of these facts and circumstances, and as described in more detail above, the Compensation Committee elected to award Mr. Wood for 2008 a base salary of $650,000, the same as his 2007 base salary, an annual bonus of $325,000, determined as described above, and the equity award described above determined under the LTIAP.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee intends generally to structure executive awards to comply with this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee may determine to award non-deductible compensation if it deems it appropriate. Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Jon E. Bortz, Chairman

David W. Faeder

Gail P. Steinel

Joseph S. Vassalluzzo

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with current SEC rules. The table includes information for Mr. Blocher who has been a named executive officer since September 1, 2008 and Mr. Squeri who was a named executive officer from January 1, 2008 through August 31, 2008.

The Summary Compensation Table below does not include the value of the Shares issued to Mr. Wood, Mr. Blocher, Ms. Becker and Mr. Berkes on February 17, 2009 for performance in 2008. These awards will appear in next year’s proxy statement in the “Grants of Plan-Based Awards Table” and in future Summary Compensation Tables as we expense the awards in accordance with FAS 123R. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2009 based on 2008 performance is included below in the Non-Equity Incentive Plan Compensation column.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Donald C. Wood, President and Chief Executive Officer (PEO)	2008	$650,000	$—	$2,310,960	$380,147	$260,000	$50,646	$3,651,753
	2007	$650,000	$—	$2,337,838	$155,864	$501,280	$64,974	$3,709,956
	2006	$600,000	$250,000	$2,056,836	$104,589	$468,000	$56,367	$3,535,792

Andrew P. Blocher, Senior Vice President-Chief Financial Officer and Treasurer (PFO)	2008	$225,000	$—	$94,336	$34,664	$50,625	$8,001	$412,626
	2007	$215,000	$—	$112,546	$22,233	$62,178	$8,324	$420,281
	2006	$200,000	$—	$99,079	$8,537	$66,560	$7,761	$381,937

Joseph M. Squeri, Former Executive Vice President-Chief Financial Officer and Treasurer (PFO)(7)	2008	$182,078	$(10,773)	$149,841	$—	$—	$1,025	$322,171
	2007	$74,935	$74,935	$50,129	$—	$—	$—	$199,999
	2006	$—	$—	$—	$—	$—	$—	$—

Dawn M. Becker, Executive Vice President-General Counsel and Secretary	2008	$300,000	$—	$420,887	$85,336	$84,375	$10,189	$900,787
	2007	$300,000	$—	$403,951	$11,805	$176,760	$10,295	$902,811
	2006	$250,000	$137,438	$420,383	$12,366	$159,200	$10,324	$989,711

Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer	2008	$350,000	$—	$774,957	$18,751	$105,000	$10,646	$1,259,354
	2007	$350,000	$—	$894,290	$16,871	$202,440	$13,459	$1,477,060
	2006	$300,000	$50,000	$521,239	$17,268	$187,200	$26,357	$1,102,064

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)	Includes a one-time award to Ms. Becker in 2006 of $75,000 in connection with her assuming responsibility for overseeing our West Coast office and operations. In addition, includes $12,438 which represents amounts paid in cash for 2006 over and above the cash amount that was otherwise payable to Ms. Becker under the Annual Bonus Plan for 2006 and a supplemental cash bonus in 2006 in the amount of $250,000 for Mr. Wood and $50,000 for each of Ms. Becker and Mr. Berkes.

(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal years ended December 31, 2008, 2007 and 2006. The amount in this column for 2008 includes the following:

Restricted Shares

	Wood	Blocher	Squeri (a)	Becker	Berkes
Annual Bonus Plan Shares for 2004	$—	$15	$—	$37	$47
Annual Bonus Plan Shares for 2005(b)	$55,027	$6,371	$—	$13,257	$16,379
Annual Bonus Plan Shares for 2006	$62,395	$6,646	$—	$15,957	$18,655
Annual Bonus Plan Shares for 2007	$44,502	$7,395	$—	$15,756	$17,969
LTIAP Shares for 2004(c)	$63,013	$2,369	$—	$9,448	$14,179
LTIAP Shares for 2005(c)	$600,220	$15,017	$—	$65,653	$93,801
LTIAP Shares for 2006	$855,056	$25,013	$—	$116,667	$599,961
LTIAP Shares for 2007	$599,606	$26,662	$—	$168,530	$—
BBRESHOP performance shares awarded in 2003(d)	$24,239	$4,848	$—	$4,848	$3,232
Shares awarded in 2005 for Santana Row condominium sales(e)	$—	$—	$—	$10,734	$10,734
Service award made in 2000(f)	$6,902	$—	$—	$—	$—
Hire award made in October 2008	$—	$—	$149,841	$—	$—

Total	$2,310,960	$94,336	$149,841	$420,887	$774,957

(a)	The Shares Mr. Squeri received in lieu of his salary and 2007 bonus are included in the “Salary” and “Bonus” columns of the Summary Compensation Table above and are not included in the “Stock Award” Column or this table which supplements the “Stock Award” Column.
(b)	Share awards made to Ms. Becker (587 Shares), Mr. Berkes (726 Shares) and Mr. Wood (2,439 Shares) under our Annual Bonus Plan for fiscal year 2005, the full value of which was previously reported under the “Restricted Share Award” column of the Summary Compensation Table in our 2006 proxy statement.
(c)	Share awards made to Ms. Becker (2,921 and 2,910 Shares), Mr. Berkes (4,382 and 4,157 Shares) and Mr. Wood (19,476 and 26,604 Shares) under our LTIAP for fiscal years 2004 and 2005, respectively, the full value of which was previously reported under the “Restricted Share Award” column of the Summary Compensation Table in our 2005 and 2006 proxy statements.
(d)	Shares awarded to Ms. Becker (7,500 Shares), Mr. Berkes (5,000 Shares) and Mr. Wood (37,500 Shares) in 2003, 20% of which vested in each year that our total return to shareholders exceeded the total return of the Bloomberg REIT Shopping Center Index. These awards were reported in our 2004 proxy statement under “Long-Term Incentive Plans-Awards in Last Fiscal Year” and the value of the Shares at vesting was reported under the “LTIP Payout” column of the Summary Compensation Table in each of our 2004, 2005 and 2006 proxy statements.
(e)	Share awards made to Ms. Becker (3,695 Shares) and Mr. Berkes (3,695 Shares) in 2006 for their work in accomplishing the condominium sales at Santana Row, the full value of which was previously reported under the “Restricted Share Award” column in our 2006 proxy statement.
(f)	Shares awarded to Mr. Wood (37,500 Shares) in 2000 which vested equally on a monthly basis over 8 years, the full value of which was previously reported under the “Restricted Share Award” column of the Summary Compensation Table in our 2000 proxy statement.

Assumptions used in calculating the amounts included in this column are described in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our common shares as declared by our Board from time to time.

(4)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal years ended December 31, 2008, 2007 and 2006. The amounts in this column for 2008 include the following:

Options(a)
	Wood	Blocher	Becker	Berkes
LTIAP Option award for 2005	$120,040	$9,003	$13,131	$18,751
LTIAP Option award for 2006	$60,313	$14,998	$—	$—
LTIAP Option award for 2007	$199,794	$10,663	$72,205	$—
Option award made in February 2008(a)	$—	$—	$—	$—
Total	$380,147	$34,664	$85,336	$18,751

(a)	Mr. Squeri received 6,983 options on February 10, 2008. However, the options were subsequently forfeited on the date Mr. Squeri resigned from the Trust.

Assumptions used in calculating the amounts included in this column are described in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009.

(5)	Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan for 2008, 2007 and 2006 and include amounts deferred by the named executive officer into our non-qualified deferred compensation plan. For 2008, each of Mr. Wood and Mr. Berkes received 80% of his Annual Bonus in cash and each of Mr. Blocher and Ms. Becker received 75% of his or her Annual Bonus in cash. For 2007, each of Mr. Wood, Ms. Becker and Mr. Berkes received 80% of his or her Annual Bonus in cash and Mr. Blocher received 75% of his Annual Bonus in cash. For 2006, Mr. Wood received 75% of his Annual Bonus in cash and each of Mr. Blocher, Ms. Becker and Mr. Berkes received 80% of his or her Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2008, 2007 and 2006 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to each of the named executive officers for 2008 including both cash and Shares is as follows:

2008 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($)	($)	($)	(#)
Donald C. Wood	$325,000	$260,000	$65,000	$13,000	$338,000	1,794
Andrew P. Blocher	$67,500	$50,625	$16,875	$3,375	$70,875	466
Dawn M. Becker	$112,500	$84,375	$28,125	$5,625	$118,125	776
Jeffrey S. Berkes	$131,250	$105,000	$26,250	$5,250	$136,500	724

(6)	The amounts shown in this column for the last fiscal year include the following:

Name	Group Term Life Insurance	Long- Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contributions to Section 401(k) Plan	Car Allowance (including insurance)	Interest on Split Dollar Life Insurance Policy (a)	Total ($)
Donald C. Wood	$3,420	$1,293	$8,996	$6,500	$13,566	$16,871	$50,646
Andrew P. Blocher	$743	$1,052	$587	$5,619	$—	$—	$8,001
Joseph M. Squeri	$—	$1,025	$—	$—	$—	$—	$1,025
Dawn M. Becker	$1,530	$1,293	$866	$6,500	$—	$—	$10,189
Jeffrey S. Berkes	$1,800	$1,360	$986	$6,500	$—	$—	$10,646

(a)	The interest on split-dollar life insurance policy constitutes interest that would have been payable on an interest-free loan made in connection with a split-dollar life insurance agreement put in place for Mr. Wood in 1998.

For purposes of full disclosure, we have included all of the benefits received by the named executive officers even though the group-term life insurance, long-term disability insurance and contributions to the 401K plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

In addition, Ms. Becker’s responsibilities for our West Coast operations required that she spend considerable time in our West Coast headquarters. We provided Ms. Becker with a furnished apartment at our Santana Row project and allowed her to use a company-owned automobile while she was on the West Coast in lieu of reimbursing her for extended hotel stays and rental cars. This arrangement was in place through September 30, 2008.

(7)	Mr. Squeri was a named executive officer from January 1, 2008 through August 31, 2008. His base salary for the period from October 1, 2007 through December 31, 2008 and his 2007 bonus were paid in Shares that were not scheduled to vest until January 2009. As discussed in the “Compensation Discussion and Analysis” section above, the vesting of these Shares was accelerated to August 31, 2008. As required by FAS123R, the Shares were revalued on the accelerated vesting date. The amounts shown for Mr. Squeri in the “Salary” and “Bonus” columns for 2007 represent the amounts recognized in 2007 for financial statement reporting purposes in accordance with FAS123R. The amounts shown for Mr. Squeri in the “Salary” and “Bonus” columns for 2008 include the amounts recognized in 2008 for financial statement reporting purposes in accordance with FAS123R as well as an adjustment to the amounts recognized for 2007 to reflect the revaluation of the Shares that occurred on vesting.

2008 GRANT OF PLAN-BASED AWARDS TABLE

The following Share and option awards were made in 2008 based on 2007 performance. Awards made to the named executive officers under the Annual Bonus Plan and LTIAP for 2008 performance will be reported in the Grants of Plan-Based Award Table in our 2009 proxy statement.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			(#)	(#)	($ / Sh)	($)
Donald C. Wood	2/10/2008	(1)	2,059		$—	$150,369
	2/10/2008	(2)	36,971		$—	$2,699,992
	2/10/2008	(2)		84,507	$73.03	$900,000

Andrew P. Blocher	2/10/2008	(1)	341		$—	$24,903
	2/10/2008	(2)	1,232		$—	$89,973
	2/10/2008	(2)		5,623	$73.03	$59,997

Joseph M. Squeri	2/10/2008	(3)		6,983	$73.03	$74,997

Dawn M. Becker	2/10/2008	(1)	726		$—	$53,020
	2/10/2008	(2)	12,940		$—	$945,008
	2/10/2008	(2)		39,941	$73.03	$405,002

Jeffery S. Berkes	2/10/2008	(1)	832		$—	$60,761

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. The Shares and options issued to Mr. Wood vest equally over 4 years. The Shares issued to Mr. Blocher vest equally over 3 years and the options issued to him vest equally over 5 years. The Shares and options issued to Ms. Becker vest over 5 years with no vesting for the first two years and equal vesting over the last 3 years of the award.
(3)	Mr. Squeri’s options vest equally over 3 years. All of these options were forfeited on the date Mr. Squeri’s resigned from the Trust.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	Exercisable	Unexercisable
	(#)	(#)		($)		(#)	($)
Donald C. Wood	0	84,507	(1)	$73.03	2/10/2018	36,971(1)	$2,295,160
	3,740	14,961	(2)	$92.30	2/12/2017	2,059(3)	$127,823
	30,000	45,000	(2)	$67.66	2/16/2016	18,527(4)	$1,150,156
	94,950	0		$19.80	2/28/2011	1,352(3)	$83,932
	50,000	0		$18.00	2/14/2010	8,868(4)	$550,525
						813(3)	$50,471

Andrew P. Blocher	0	5,623	(1)	$73.03	2/10/2018	1,232(1)	$76,483
	984	3,937	(2)	$92.30	2/12/2017	341(3)	$21,169
	2,250	3,375	(2)	$67.66	2/16/2016	542(4)	$33,647
						144(3)	$8,940
						222(4)	$13,782
						94(3)	$5,836

Joseph M. Squeri	0	0		$—		0(5)	$—

Dawn M. Becker	0	39,941	(1)	$73.03	2/10/2018	12,940(1)	$803,315
	3,281	4,922	(2)	$67.66	2/16/2016	726(3)	$45,070
	20,000	0		$28.01	2/12/2013	2,528(4)	$156,938
						345(3)	$21,418
						970(4)	$60,218
						196(3)	$12,168

Jeffrey S. Berkes	0	7,031	(2)	$67.66	2/16/2016	832(3)	$51,651
	5,710	0		$28.01	2/12/2013	26,002(6)	$1,614,204
						405(3)	$25,142
						1,386(4)	$86,043
						242(3)	$15,023

(1)	These options and Shares were issued on February 10, 2008 under the LTIAP for 2007. For Mr. Wood the options and Shares vest equally over 4 years. One-fourth of these options and Shares vested February 10, 2009 with the remaining options and Shares scheduled to vest February 10, 2010, 2011, 2012. For Mr. Blocher the options vest equally over 5 years and the Shares vest equally over 3 years. One-fifth of these options vested February 10, 2009 with the remaining options scheduled to vest February 10, 2010, 2011, 2012 and 2013. One-third of these Shares vested on February 10, 2009 with the remaining Shares scheduled to vest February 10, 2010 and 2011. For Ms. Becker the options and Shares vest over 5 years with no vesting for the first two years. One-third of the options and Shares vest equally on February 10, 2011, 2012 and 2013.
(2)

The options were issued under our LTIAP and vest equally over 5 years. One-fifth of the options granted on February 12, 2007 under the LTIAP for 2006 vested on February 12, 2008 and 2009 with the remaining options scheduled to vest February 12, 2010, 2011 and 2012. One-fifth of the options granted on

February 16, 2006 under the LTIAP for 2005 vested on February 16, 2007, 2008 and 2009 with the remaining options scheduled to vest February 16, 2010 and 2011.
(3)	These Shares were issued under our Annual Bonus Plan and vest equally over 3 years. One-third of the 2,059 Shares, 341 Shares, 726 Shares and 832 Shares issued to Mr. Wood, Mr. Blocher, Ms. Becker and Mr. Berkes, respectively, on February 10, 2008 under the 2007 Annual Bonus Plan vested on February 10, 2009 with the remaining Shares scheduled to vest on February 10, 2010 and 2011. Two-thirds of the 2,028 Shares, 216 Shares, 517 Shares and 608 Shares issued to Mr. Wood, Mr. Blocher, Ms. Becker and Mr. Berkes, respectively, on February 12, 2007 under the 2006 Annual Bonus Plan vested February 12, 2008 and 2009 with the remaining Shares scheduled to vest on February 12, 2010. All of the 2,439 Shares, 283 Shares, 587 Shares and 726 Shares issued to Mr. Wood, Mr. Blocher, Ms. Becker and Mr. Berkes, respectively, on February 16, 2006 under the 2005 Annual Bonus Plan vested February 16, 2007, 2008 and 2009.
(4)	These Shares were issued under our LTIAP and vest equally over 3 years. Two-thirds of the 27,790 Shares, 813 Shares and 3,792 Shares issued to Mr. Wood, Mr. Blocher and Ms. Becker, respectively, on February 12, 2007 under the LTIAP for 2006 vested February 12, 2008 and 2009 with the remaining Shares scheduled to vest on February 12, 2010. All of the 26,604 Shares, 665 Shares, 2,910 Shares and 4,157 Shares issued to Mr. Wood, Mr. Blocher, Ms. Becker and Mr. Berkes, respectively, on February 16, 2006 under the LTIAP for 2005 vested February 16, 2007, 2008 and 2009.
(5)	Mr. Squeri resigned on August 31, 2008, and as of December 31, 2008, he had no options or unvested Shares.
(6)	These Shares were issued under the LTIAP for 2006 and vest equally over 5 years. Two-fifths of these Shares vested on February 16, 2008 and 2009 with the remaining Shares scheduled to vest on February 16, 2010, 2011 and 2012.

2008 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2008 by each named executive officer and Shares that vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Donald C. Wood	100,000	$6,239,721	37,212	$2,679,116
Andrew P. Blocher	0	$—	2,649	$188,533
Joseph M. Squeri(1)	0	$—	6,489	$511,976
Dawn M. Becker	3,850	$214,652	7,064	$508,390
Jeffrey S. Berkes	18,978	$715,504	13,090	$945,464

(1)	Includes 4,232 Shares with a value realized of $321,124 representing salary and bonus amounts which Mr. Squeri elected to receive in the form of Shares in lieu of cash as described in footnote 7 of the Summary Compensation Table.

2008 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by approximately 21 members of our senior management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be paid in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker, Mr. Blocher and Mr. Wood into the plan in 2008 and earnings on plan investments in 2008 are described below. Mr. Berkes does not participate in our deferred compensation plan and Mr. Squeri did not participate in our deferred compensation plan while employed by the Trust.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
Donald C. Wood	$150,000	$—	$(633,594)	$—	$1,079,222
Andrew P. Blocher	$13,000	$—	$(25,372)	$—	$44,837
Dawn M. Becker	$28,564	$—	$(179,396)	$—	$342,526

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for a named executive officer’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan. No named executive officer is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. Further, no named executive officer is entitled to receive an award under the Annual Bonus Plan or LTIAP for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with each of our named executive officers contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer vary depending on the reason for termination and are summarized below.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Retirement: Upon retirement, our named executive officers receive no additional compensation; however, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP as follows:

Retirement Age	Vesting
After 58 but before 62	50% of unvested Shares and options
After 62 but before 65	75% of unvested Shares and options
After 65	100% of unvested Shares and options

Each named executive officer has two years after retirement to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of retirement. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Because none of our named executives officers is currently at the minimum retirement age, all unvested Shares and options would be forfeited. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payments on Death and Disability: Upon death, the estates of our named executive officers receive the amount of his or her then current salary through the month in which death occurs. In the event of disability, our named executive officers are entitled to receive payments for one year equal to the difference between his or her then current salary and the amount of any payments received under any disability policy we maintained for his or her benefit and to receive health benefits for one year. Those payments are subject to gross-up for taxes on any non-tax exempt payments. The agreement providing benefits to Mr. Blocher upon death or disability was not in effect during 2008. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

4. Payment on Termination for Cause: Upon termination for cause resulting from a failure to substantially perform his or her job responsibilities, each of our named executive officers is entitled to receive one month of base salary for every year he or she has been employed by us over 5 years up to a maximum of 6 months of base salary and to receive health benefits for that same time period. Our named executive officers are not entitled to receive any compensation on a termination with cause for any reason other than failure to perform. The agreement providing benefits to Mr. Blocher upon termination with cause for failure to perform was not in effect during 2008. On a termination for cause, any unvested Shares issued under the Annual Bonus Plan and unvested Shares and options issued under the LTIAP are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

5. Termination without Cause: Upon a termination without cause, each of our named executive officers are entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Messrs. Berkes and Blocher, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 9 months

•	Outplacement assistance for a period of 9 months

The agreement providing benefits to Mr. Blocher upon termination without cause was not in effect during 2008. In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated for each of our named executive officers. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

6. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she is terminated from employment or leaves for good reason within a specified time frame after the change of control or voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control. The specified time frame is two years for Ms. Becker, Mr. Berkes and Mr. Wood and 18 months for Mr. Blocher:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Berkes the multiple is 2 times, for Mr. Blocher the multiple is 1.5 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 2 years for Ms. Becker and Mr. Berkes, 18 months for Mr. Blocher and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•

An amount equal to the excise tax charged to the named executive officer as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by the named executive officer on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 Plan, a change of control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the applicable plan are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2008 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination. The information included below for Mr. Blocher reflects only those payments he would have been entitled to receive as of December 31, 2008 based on agreements in place between us and Mr. Blocher as of that date. On February 17, 2009, in recognition of Mr. Blocher’s promotion to Chief Financial Officer, we entered into an agreement with Mr. Blocher pursuant to which he will now be entitled to payments on termination of employment as described above. Also, the chart below does not include any information for Mr. Squeri given that he resigned from the Trust prior to December 31, 2008.

	Cash Payment	Medical Benefits (1)	Accelerated Equity (2)	Other Benefits (3)	Excise Tax Gross-Up	Total
Wood
• Death	$—	$480,000	$6,828,214	$—	$—	$7,308,214
• Disability(4)	$687,857	$691,752	$6,828,214	$—	$—	$8,207,823
• TWOC	$1,914,900	$703,814	$6,828,214	$104,700	$—	$9,551,628
• Termination for Cause	$270,833	$13,230	$—	$—	$—	$284,063
• CIC	$3,829,800	$775,257	$6,828,214	$418,800	$—	$11,852,071

Blocher
• Death	$—	$—	$—	$—	$—	$—
• Disability	$—	$—	$—	$—	$—	$—
• TWOC	$—	$—	$—	$—	$—	$—
• Termination for Cause	$—	$—	$—	$—	$—	$—
• CIC	$462,300	$25,481	$346,572	$135,000	$—	$969,353

Becker
• Death	$—	$—	$1,786,475	$—	$—	$1,786,475
• Disability(4)	$117,359	$11,402	$1,786,475	$—	$—	$1,915,236
• TWOC	$520,950	$8,551	$1,786,475	$67,500	$—	$2,383,476
• Termination for Cause	$150,000	$5,701	$—	$—	$—	$155,701
• CIC	$1,041,900	$22,804	$1,786,475	$180,000	$—	$3,031,179

Berkes
• Death	$—	$—	$2,664,526	$—	$—	$2,664,526
• Disability(4)	$213,473	$22,188	$2,664,526	$—	$—	$2,900,187
• TWOC	$603,050	$16,641	$2,664,526	$67,500	$—	$3,351,717
• Termination for Cause	$87,500	$5,547	$—	$—	$—	$93,047
• CIC	$1,206,100	$44,377	$2,664,526	$180,000	$—	$4,095,003

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2008 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $480,000 in the event of death; $660,000 in the event of disability; and $680,000 in the event of termination without cause and change in control.

(2)	Amounts in this column were calculated by multiplying the number of unvested shares and options as of December 31, 2008 by the value for each share and option determined in accordance with FAS 123R.
(3)	Amounts in this column include the following: (a) the annual cost of administrative assistance at $111,000 for Mr. Wood and $75,000 for each of Ms. Becker, Mr. Berkes and Mr. Blocher. These amounts are based on current personnel costs for executive administrative assistants and assume that each individual has full time use of an assistant; (b) annual outplacement costs of $15,000 based on a current estimate of these costs; and (c) with respect to change in control for Mr. Wood, annual payment for providing a company automobile of $13,600 which is approximately the amount paid by us for an automobile for Mr. Wood in 2008. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.
(4)	The cash severance payment includes an incremental payment of $422,000 plus $265,857 as a tax gross-up for Mr. Wood, an incremental payment of $72,000 plus $45,359 as a tax gross-up for Ms. Becker and an incremental payment of $122,000 plus $91,473 as a tax gross-up for Mr. Berkes.

Compensation Committee Interlocks and Insider Participation

Mr. Bortz, Mr. Faeder, Ms. Steinel and Mr. Vassalluzzo, served on the Compensation Committee during 2008. None of these members of the Compensation Committee serves, or has in the past served, as one of our employees or officers. Mr. Bortz, the Chairman of the Compensation Committee, is an executive officer of LaSalle Hotel Properties and as described in the “Independence of Trustees” section, we paid to LaSalle Hotel Properties $55,056 in 2006 for use of certain of its hotel and meeting facilities. The Board considered that payment and determined that Mr. Bortz meets all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, Warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a) (2)) (c)
Equity compensation plans approved by security holders	825,346	$57.52	1,645,801
Equity compensation plans not approved by security holders	—	—	—

Total	825,346	$57.52	1,645,801

(1)	Consists entirely of common shares authorized for issuance under the Amended and Restated 1993 Long-Term Incentive Plan (“1993 Plan”) and the 2001 Plan.
(2)	Consists entirely of common shares authorized for issuance under the 2001 Plan.

ITEM 3

PROPOSAL TO AMEND THE TRUST’S DECLARATION OF TRUST

TO DECLASSIFY THE BOARD OF TRUSTEES

The Board is recommending that the shareholders approve an amendment to the Trust’s Declaration of Trust to provide for annual elections of trustees instead of the current process where approximately one-third (1/3) of the trustees are elected each year. The proposed amendment is described in more detail below. At last year’s annual meeting, a similar proposal brought by a shareholder garnered the support of approximately 64% of the votes cast at the meeting.

As described in last year’s proxy statement, the Board believes that annual trustee elections do not provide the assurance of continuity of decision making that is necessary given the long-term nature of the Trust’s real estate business, particularly with projects such as Santana Row and Assembly Square where maximum value for shareholders will only be realized through a long-term strategy that plays out over more than ten years. That belief has not changed. However, the Board understands the clear message delivered last year that shareholders want the opportunity on an annual basis to express their opinions about the trustees and the jobs they are doing through an annual election process. It is for that reason alone that the Board is recommending that the Declaration of Trust be amended to provide for annual elections.

In its efforts to ensure that it has the right tools to oversee the operations of the Trust and to create and maintain long-term value for our shareholders, the Board continually evaluates the Trust’s corporate governance policies and procedures. That evaluation has to be done comprehensively and no one governance practice can be viewed or modified without considering the role it plays in the overall governance of the Trust. Accordingly, if the shareholders approve the proposed change to annual trustee elections, the Board will reevaluate the Trust’s overall governance structure and may make other modifications to the Trust’s governance policies to achieve the right balance between accountability to shareholders and protection of long-term shareholder value.

Proposed Amendment to Declaration of Trust

Currently, our Board of Trustees is divided into three classes with each trustee elected to serve for a three-year term and until his or her successor is duly elected and qualified. The terms of the Class I trustees expire at the 2009 annual shareholder meeting, the terms of the Class II Trustees expire at the 2010 annual shareholder meeting and the terms of the Class III Trustees expire at the 2011 annual shareholder meeting. The proposed amendment provides for annual elections to be phased-in over time so that the current terms of our Trustees are not affected. This means that each of the Class I Trustees elected at the 2009 annual shareholder meeting will be elected for a three-year term that expires at the 2012 annual shareholder meeting, our existing Class II Trustees whose terms expire at the 2010 annual shareholder meeting will stand for election to a one-year term in 2010 and our existing Class III Trustees will continue to serve until the expiration of their term at the 2011 annual shareholder meeting and, together with the Trustees who were elected at the 2010 annual meeting of shareholders, will stand for election at the 2011 annual shareholder meeting. Thereafter, beginning with the 2012 annual shareholder meeting, all Trustees will be elected annually. Our Board recommends that our shareholders amend Section 5.2 of our Declaration of Trust by deleting that section in its entirety and replacing it with the following:

Section 5.2 Number and Classification. Upon acceptance for record of this Declaration of Trust, the number of Trustees (hereinafter the “Trustees”) is seven, which number may be increased or decreased by the Board of Trustees; provided, however, that the total number of Trustees shall be at least five (5) and not more than ten (10). Except for Trustees elected solely by holders of one or more series of Preferred Shares and subject to the phasing-in process described below, the Trustees shall be elected at every annual meeting of shareholders beginning with the annual meeting of shareholders in 2010 in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.

Subject to the rights of holders of one or more classes or series of Preferred Shares then outstanding, any vacancy on the Board of Trustees (including a vacancy created by an increase in the number of Trustees) may be filled by a majority of the remaining Trustees or, if the remaining Trustees fail to act or there is no remaining Trustee, by the vote of holders of at least a majority of the Common Shares entitled to vote thereon and present in person or by proxy at any meeting of the shareholders called for that purpose. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The class of Trustees whose current term expires at the annual meeting of shareholders in 2010 shall hold office until that term expires and the successors to that class of Trustees shall be elected for a one year term to hold office until the 2011 annual meeting of shareholders and until their successors are duly elected and qualify. The class of Trustees whose current term expires at the annual meeting of shareholders in 2011 shall hold office until that term expires and the successors to that class of Trustees, together with Trustees elected at the 2010 annual meeting of shareholders, shall be elected for a one year term to hold office until the 2012 annual meeting of shareholders and until their successors are duly elected and qualify. The class of Trustees elected at the annual meeting of shareholders in 2009 whose term expires at the annual meeting of shareholders in 2012 shall hold office until that term expires and the successors to that class of Trustees, together with all other Trustees, shall be elected for a one year term to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualify beginning with the annual meeting of shareholders in 2012.

Effect of the Amendment

Attached hereto as Appendix A is the form of Articles of Amendment to the Declaration of Trust (the “Articles of Amendment”) that will be filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) if the shareholders approve, by the vote described below, the declassification of our Board. The Articles of Amendment will become effective at the time that the Articles of Amendment are filed with and accepted for record by the SDAT (“Effective Time”). The filing is expected to be made as soon as practicable after the Annual Meeting if the proposed amendment is approved. At the Effective Time:

•

The Trust’s Declaration of Trust, as previously amended by the Articles Supplementary filed with the SDAT on November 26, 2001, the Articles of Amendment filed with the SDAT on May 7, 2004, the Certificate of Correction filed with the SDAT on June 22, 2004 and the Articles Supplementary filed with the SDAT on March 8, 2007 will be further amended as set forth in the Articles of Amendment attached hereto as Appendix A; and

•	Current Trustees, including the Class I Trustees elected at the 2009 Annual Meeting for three-year terms, will continue to serve the remainder of their current terms; and

•	Starting with our 2010 annual meeting of shareholders, Trustees will be elected annually so that by our 2012 annual meeting of shareholders, all Trustees will be elected annually.

No Dissenters’ Appraisal Rights

Shareholders do not have dissenters’ appraisal rights in connection with this amendment.

Vote Required:

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve our proposal to amend our Declaration of Trust to eliminate our classified board. If you fail to give any instruction on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR DECLARATION OF TRUST TO ELIMINATE OUR CLASSIFIED BOARD.

ITEM 4

PROPOSAL TO RATIFY AN AMENDMENT TO OUR SHAREHOLDER RIGHTS

PLAN TO EXTEND THE TERM AND ADD A QUALIFIED OFFER PROVISION

The Board is recommending that the shareholders ratify an amendment to the Trust’s Rights Agreement dated April 13, 1989 (“Rights Agreement”) to extend the term of the Rights Agreement for three years and add a provision allowing shareholders to redeem the Rights Agreement in certain circumstances. Essentially, the Rights Agreement provides that if any one person or group acquires 20% or more of our common Shares, all of our shareholders (other than such person or group) will have the right to acquire our Shares at a favorable price. As a result, the holdings of the person or group that acquires the 20% interest will be significantly diluted. A summary of the Rights Agreement is included below.

Background:

On April 13, 1989, the Board declared a dividend distribution of one Right for each outstanding Common Share to holders of record on April 24, 1989, with such Rights to expire on April 24, 1999. The Rights were subject to the terms of a Rights Agreement dated April 13, 1989 between the Trust and a Rights Agent.

On March 11, 1999, the Board amended and restated the Rights Agreement to, among other things, extend the expiration date of the Rights until April 24, 2009.

On November 23, 2003, the Board amended the Rights Agreement to increase the triggering ownership threshold (described below) to 20% and to add a provision requiring that the independent trustees on the Board review the Rights Agreement every three years.

On March 16, 2009, the Board further amended the Rights Agreement to extend the expiration date of the Rights to April 24, 2012 and to include a qualified offer provision (described below).

Reasons for the Amendment:

The Rights Agreement is one of the most effective tools the Board has to ensure that shareholders realize the full value of their investment. The Board and management are concerned that a third party could take advantage of the current uncertainties in the equity markets and attempt to acquire the Trust at a value that is not reflective of our true value in a more stable economic environment. Such a result would certainly not be in the best interest of our shareholders. Because the Rights Agreement makes it more difficult and more expensive for a third party to acquire us, it is likely that any third party who may be interested in acquiring us will discuss a potential acquisition with the Board instead of risking the possibility of triggering the effects of the Rights Agreement. At that point, the Board then has the opportunity to determine whether such a transaction is in the best interests of our shareholders and if it is, to negotiate the best terms possible to maximize shareholder value.

Summary of Rights Agreement:

The Rights Agreement is designed to enable holders of Common Shares to realize the full value of their investment in us, and to provide for fair and equal treatment of all holders, in the event that an unsolicited attempt is made to acquire control of us. The Board recommends that holders of Common Shares vote to ratify the Rights Agreement as amended.

Rights—Generally

The Rights are presently attached to all certificates for Common Shares, and no separate Right certificates have been distributed. The Rights will continue to be evidenced by Common Share certificates until the earlier of (i) a public announcement that, without the prior consent of the Board, a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of at least 20% of the Common Shares (an “Acquiring Person”), or (ii) ten days following the commencement of (or a public announcement of an intention to make) an offer that would result in any person or group of affiliated or associated persons becoming an Acquiring Person without the Board’s prior consent (any such earlier date being a “Distribution Date”).

Until a Distribution Date, the Rights trade only with Common Shares and the transfer of any certificates for Common Shares will also constitute the transfer of the associated Rights. Promptly following a Distribution Date, separate certificates evidencing the Rights would be mailed to holders of Common Shares, and such certificates alone would evidence the Rights.

The Rights are not exercisable until a Distribution Date and will expire on the earliest of (i) April 24, 2012, (ii) consummation of a merger with a party acquiring Common Shares pursuant to a Permitted Offer (as described below) and offering, in the merger, the same consideration paid in the Permitted Offer, or (iii) redemption of the Rights as described below.

Exercise of Rights for Shares of the Trust

If a party becomes an Acquiring Person (unless the party at issue acquires their 20% interest pursuant to an offer for all Common Shares at a price and on terms determined by the Board to be adequate and in the best interests of the Trust and the holders of Common Shares—a “Permitted Offer”), each holder of a Right (other than the Acquiring Person) will, for a 60-day period, be entitled to receive upon payment of a purchase price ($65.00) that number of Common Shares having a market value of two times the Purchase Price (the “Flip-In Right”).

If a party becomes an Acquiring Person, the Board may, under certain circumstances, exchange one Common Share for each Right (other than Rights held by the Acquiring Person).

Exercise of Rights for Shares of an Acquiring Company

If, after a party becomes an Acquiring Person, we are involved in a merger or other business combination transaction with the Acquiring Person or its affiliated entity, then each holder of a Right (other than the Acquiring Person) will have the right to receive, upon payment of the purchase price, common shares of the acquiring company having a market value of two times the purchase price (the “Flip-Over Right”).

Adjustment to Purchase Price

Each of the purchase price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (such as for dividends, distributions, stock splits and reclassifications).

Redemption of Rights

At any time prior to the earlier of (i) a party becoming an Acquiring Person or (ii) the expiration of the Rights, we may redeem the Rights at a price of $0.01 per Right. Additionally, we may, after a person becomes an Acquiring Person, redeem the Rights provided that such redemption is incidental to a merger or other business combination not involving an Acquiring Person (so long as the Flip-In Right is no longer exercisable).

In addition, in the event we receive a qualified offer (meaning a tender offer which, among other things, (a) is an all-cash offer for all Common Shares at a price per share which is at least the higher of $97.00 or an amount equal to 25% higher than the higher of the average closing price for shares over the prior 30 trading day period or the five trading day period, (b) includes sufficient available financing or cash, (c) requires the offeror to own at least 50% of the Common Shares following consummation (excluding shares already held by such offeror or by any trustee or officer of the Trust), (d) stays open for at least 60 business days (extended for any increase in price) and (e) commits the offeror to buy all other Common Shares for the same consideration paid pursuant to the offer) and, following 90 days where the Trust does not redeem the Rights, we receive a request from holders of at least 10% of the outstanding Common Shares (other than the offeror or any officer or trustee of the Trust) for a meeting of holders of Common Shares to consider a required redemption of the Rights, then such a meeting will be held within 60 days. If holders of more than 50% of the outstanding Common Shares (other than shares of the offeror or any of our officers or trustees) vote for redemption, then we will thereafter redeem the Rights. We may also be required to redeem the Rights if the meeting is not held as required; however, no meeting is required unless the qualified offer at issue will remain open for at least 10 business days after such meeting. In addition, any meeting requirement is void upon any party becoming an Acquiring Person.

Amendment

The Rights may be amended prior to a Distribution Date in any manner. The Rights may also be amended after a Distribution Date, but only to cure any ambiguity, to modify any time period, to correct or supplement any provision that is defective or inconsistent, or in any manner not adversely affecting the interests of the holders of Rights.

Vote Required:

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to ratify the amendment to the Rights Agreement to extend the term and add a qualified offer provision. If you fail to give any instruction on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AMENDMENT OF THE RIGHTS AGREEMENT TO EXTEND THE TERM AND ADD A QUALIFIED OFFER PROVISION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner of a company so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

None of our named executive officers had any indebtedness to the Trust as of March 19, 2009 or at any time during 2008.

Mr. Thompson serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation. Thompson Hospitality Corporation and its subsidiary, Austin Grill, LLC d/b/a Austin Grill, lease from us approximately 17,300 square feet in three of the Trust’s properties under leases that were negotiated prior to Mr. Thompson’s joining the Board in July 2007. These leases were negotiated at arms length and reflected market conditions at the time each lease was signed. The three leases expire on June 30, 2010, December 31, 2016 and August 31, 2017. Austin Grill paid us approximately $810,000 in rent and other related charges in 2008 and we anticipate receiving approximately the same amount in rent and other related charges in 2009. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2008 as described in the “Independence of Trustees” section above.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Termination of Employment and Change-in-Control Arrangements” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees and executive officers are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2008.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request, addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless we have received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 25, 2009 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

APPENDIX A

ARTICLES OF AMENDMENT OF

DECLARATION OF TRUST OF

FEDERAL REALTY INVESTMENT TRUST

The undersigned, having been authorized by the Board of Trustees (the “Board”) of Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”), does hereby certify pursuant to the provisions of Article X of the Declaration of Trust of the Trust, as amended (the “Declaration of Trust”) filed with the Maryland State Department of Assessments and Taxation on May 21, 1999, and in accordance with the applicable provisions of Maryland law that:

A.	The Board has unanimously adopted resolutions to amend the Declaration of Trust as hereinafter set forth and has declared that such amendment is advisable.

B.	Pursuant to Section 10.3(b) of the Declaration of Trust, the amendment to the Declaration of Trust set forth below shall be approved by the shareholders of the Trust by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

C.	The amendment has been approved by the shareholders of the Trust by the affirmative vote of at least a majority of the shareholders entitled to notice of, and to vote at, the Annual Meeting of the shareholders of the Trust held on May 6, 2009.

Therefore, the Declaration of Trust is hereby amended as follows:

1.	By deleting Section 5.2 in its entirety and inserting in its place, the following:

Section 5.2 Number and Classification. Upon acceptance for record of this Declaration of Trust, the number of Trustees (hereinafter the “Trustees”) is seven, which number may be increased or decreased by the Board of Trustees; provided, however, that the total number of Trustees shall be at least five (5) and not more than ten (10). Except for Trustees elected solely by holders of one or more series of Preferred Shares and subject to the phasing-in process described below, the Trustees shall be elected at every annual meeting of shareholders beginning with the annual meeting of shareholders in 2010 in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.

Subject to the rights of holders of one or more classes or series of Preferred Shares then outstanding, any vacancy on the Board of Trustees (including a vacancy created by an increase in the number of Trustees) may be filled by a majority of the remaining Trustees or, if the remaining Trustees fail to act or there is no remaining Trustee, by the vote of holders of at least a majority of the Common Shares entitled to vote thereon and present in person or by proxy at any meeting of the shareholders called for that purpose. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The class of Trustees whose current term expires at the annual meeting of shareholders in 2010 shall hold office until that term expires and the successors to that class of Trustees shall be elected for a one year term to hold office until the 2011 annual meeting of shareholders and until their successors are duly elected and qualify. The class of Trustees whose current term expires at the annual meeting of shareholders in 2011 shall hold office until that term expires and the successors to that class of Trustees, together with Trustees elected at the 2010 annual meeting of shareholders, shall be elected for a one year term to hold office until the 2012 annual meeting of shareholders and until their successors are duly elected and qualify. The class of Trustees elected at the annual meeting of shareholders in 2009 whose term expires at the annual meeting of shareholders in 2012 shall hold office until that term expires and the successors to that class of Trustees, together with all other Trustees, shall be elected for a one year term to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualify beginning with the annual meeting of shareholders in 2012.

A-1

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed and executed in its corporate name by Donald C. Wood, its President and Chief Executive Officer, attested by Dawn M. Becker, its Secretary, and its corporate seal to be hereunto affixed on this     day of May, 2009.

ATTEST:		FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust

By:		By:
	Dawn M. Becker		Donald C. Wood
	Executive Vice President—General		President and Chief Executive Officer
Counsel and Secretary

[Corporate Seal]

I, Donald C. Wood, the President and Chief Executive Officer of the Trust, acknowledge: (a) that I have been authorized by the Board of Trustees of the Trust to file these Articles of Amendment with the Maryland State Department of Assessments and Taxation; (b) that these Articles of Amendment are the act of the Trust; and (c) that, as to all matters or facts required to be verified under oath, these matters and facts are, to the best of my knowledge, information and belief, true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the     day of May, 2009.

FEDERAL REALTY INVESTMENT TRUST

By:
Donald C. Wood
President and Chief Executive Officer

A-2

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 6, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at - {Insert web address where material will be hosted}

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

00003330303000000000 2	050609

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

ELECTRONIC ACCESS TO FUTURE DOCUMENTS		1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.			FOR	AGAINST	ABSTAIN
		Gail P. Steinel	☐	☐	☐

		Joseph S. Vassalluzzo	☐	☐	☐
		2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

		3. To consider a proposal to amend our Declaration of Trust to eliminate a classified Board.	☐	☐	☐

		4. To consider a proposal to ratify an amendment to our Shareholder Rights Plan to extend the term for three years and to add a qualified offer provision.	☐	☐	☐

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 6, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at - {Insert web address where material will be hosted}

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

00003330303000000000 2	050609

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

ELECTRONIC ACCESS TO FUTURE DOCUMENTS		1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.			FOR	AGAINST	ABSTAIN
		Gail P. Steinel	☐	☐	☐

		Joseph S. Vassalluzzo	☐	☐	☐
		2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

		3. To consider a proposal to amend our Declaration of Trust to eliminate a classified Board.	☐	☐	☐

		4. To consider a proposal to ratify an amendment to our Shareholder Rights Plan to extend the term for three years and to add a qualified offer provision.	☐	☐	☐

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and ANDREW P. BLOCHER, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 6, 2009 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

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